EXHIBIT 99

Media:
Elizabeth Castro
(312) 240-4567
Investor Relations:
Mary Ann Wall
(312) 240-7534

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release
July 25, 2003

Peoples Energy Reports Third Quarter Results

Re-affirms Outlook for Fiscal 2003 Earnings

CHICAGO - Peoples Energy (NYSE: PGL) today announced higher third quarter results compared to the year-ago period, citing continued strong operating income performance from its diversified energy businesses and the impact on the quarter to quarter comparison of last year's $17.0 million pre-tax charge to increase the reserve for uncollectible accounts in its Gas Distribution business.

Net income for the fiscal 2003 third quarter ended June 30, 2003 was $8.0 million, or $0.22 per diluted share, compared with $1.3 million or $0.04 per diluted share for the prior year third quarter. Fiscal year-to-date net income was $102.5 million or $2.85 per diluted share, compared to $87.3 million or $2.46 per diluted share a year-ago. Operating income for the third quarter and fiscal year-to-date totaled $24.4 million and $199.3 million, respectively, versus $11.6 million and $171.4 million in the same periods last year. Last year's third quarter Gas Distribution results included a $17.0 million ($10.3 million after-tax or $0.29 per share) charge to the reserve for uncollectible accounts to address older outstanding receivables related to the winter of fiscal 2001.

"Once again our diversified energy businesses significantly increased their contribution to quarterly results," said Thomas M. Patrick, chairman, president and CEO. "For the full fiscal year, each of our business units is expected to report higher operating income compared to a year ago. Despite a number of earnings challenges in our Gas Distribution business, Peoples Energy remains on track to report a solid year of earnings and cash flow, and we continue to estimate that fiscal 2003 earnings will be in the range of $2.85 to $2.95 per share."

The table and discussion below summarize third quarter and fiscal year-to-date operating results for Peoples Energy's business segments:

	Three Months Ended June 30,		Nine Months Ended June 30,
Operating Income ($ millions)	2003	2002	2003	2002
Gas Distribution	$19.1	$8.4	$177.6	$171.9
Diversified Energy Businesses	11.8	7.3	38.0	19.1
Corporate	(6.5)	(4.1)	(16.3)	(19.6)
Total Operating Income	$24.4	$11.6	$199.3	$171.4

Gas Distribution. Operating income was $19.1 million for the third quarter, compared to $8.4 million in the year-ago period. As noted above, the year-ago quarter included a $17.0 million charge to the reserve for uncollectible accounts at Peoples Gas related to the winter of fiscal 2001, which favorably impacts the comparison. However, partially offsetting this positive impact was a $5.0 million increase in the current quarter to boost the reserve for uncollectible accounts to address the potential impact on future collections of higher customer bills in fiscal 2003 resulting from colder weather and higher natural gas costs. An additional factor contributing to the operating income increase in the current quarter was a $5.6 million reduction in the municipal and state utility tax accrual. Factors adversely affecting the quarterly comparisons include lower margin in the current quarter due primarily to customer conservation, lower pension credits and higher non-labor operating costs.

On a fiscal year-to-date basis, operating income totaled $177.6 million, versus $171.9 million in the same period last year. Positive factors affecting the year-to-year variation include weather that was 4.2% or 263 degree days colder than normal and 17.7% or 989 degree days colder than a year ago (approximately $21.0 million, net of last year's weather insurance accruals), as well as reductions in the municipal and state utility tax accruals ($9.7 million). Negative factors include lower pension credits ($19.2 million) and higher non-labor operating costs. On a year-to-date basis, deliveries were up 11% from 203 Bcf to 226 Bcf.

As previously reported, Peoples Gas raised its fiscal 2003 provision rate for uncollectibles from 2.0% of revenues to approximately 2.5% in order to conservatively manage the possible impact on future collections of higher customer bills due to higher natural gas prices and colder weather. Based on an ongoing review of estimated future utility charge offs, an additional $5.0 million provision was recorded in the third quarter to increase the reserve for uncollectibles to $30.6 million at June 30. For the first nine months of fiscal 2003 bad debt expense totaled $37.7 million, up slightly compared to the same period last year as revenues increased 55% from $900 million to $1.4 billion.

The quarter-to-quarter comparison benefited from a $5.6 million reduction in the municipal and state revenue tax accrual in the third quarter of fiscal 2003. This is in addition to a $4.1 million reduction recorded in the first quarter. The over-accruals resulted primarily from the effect of higher uncollectibles on the tax liabilities, which are paid based upon cash receipts.

Power Generation. Operating income rose to $1.7 million for the third quarter, a $1.5 million increase over the same period last year. Fiscal year-to-date results improved by $4.7 million as seasonal operating losses narrowed to $0.7 million versus $5.4 million last year. The improvement for both periods was primarily due to equity investment income generated from the Southeast Chicago Energy Plant (SCEP), a 350-megawatt plant owned in partnership with Exelon, which began commercial operations in July of 2002. Reflecting contract provisions, SCEP capacity revenues are recognized evenly across the fiscal year. In contrast, most of the capacity revenues for the larger jointly-owned Elwood facility are recognized in the June to September period, resulting in operating losses for the segment during the first two fiscal quarters.

Midstream Services. Operating results declined in the current quarter to a loss of $0.8 million, compared to operating income of $2.8 million in the year-ago quarter. The reduction was primarily due to lower wholesale marketing results, as well as income in the year-ago period associated with the termination of the equity investment in enovate L.L.C. On a fiscal year-to-date basis, operating income was up slightly to $9.8 million compared to $9.4 million last year. Higher operating income in the current year from wholesale marketing and asset management activities was mostly offset by income in the prior year associated with enovate L.L.C. Despite a third quarter loss, the Midstream business remains on track to meet its targeted operating income for fiscal 2003 of $13.0 to $14.0 million.

Retail Energy Services. Operating income results increased $0.4 million for the third quarter and $3.4 million fiscal year-to-date compared to the year-ago periods. Higher electric margins and customer growth positively impacted operating results for both periods, while the fiscal year-to-date comparison also benefited from higher gas margins, as this segment continues to focus on profitable customer growth and cost management.

Oil and Gas Production. Operating income improved to $10.2 million and $23.8 million on a quarter and fiscal year-to-date basis, respectively, compared to $4.1 million and $13.9 million in the same periods a year ago. The significant increases in both periods were mainly due to increased production and higher commodity prices. The year-to-date improvement in operating results was partially offset by the inclusion in the year-ago second quarter of a one-time benefit of $5.1 million from a settlement on hedges.

Net realized gas prices for the third quarter rose 36%, from $3.18 per Mcf to $4.31 per Mcf and rose 34% fiscal year-to-date, from $3.08 Mcf to $4.12 per Mcf compared to the same periods a year ago. Likewise, net realized oil prices rose 16% for the quarter, from $19.65 per barrel to $22.72 per barrel and rose 18% fiscal year-to-date, from $19.08 per barrel to $22.53 per barrel versus the year-ago periods.

Third quarter gas production volumes increased 50%, from 43.0 MMcf to 64.4 MMcf per day and 36% fiscal year-to-date, from 45.9 MMcf to 62.5 MMcf per day, compared to the same periods last year. Oil production increased in the third quarter by 30%, from 1.0 MBbls per day to 1.3 MBbls per day and increased 18% fiscal year-to-date, from 1.1 MBbls per day to 1.3 MBbls per day, versus the year-ago periods. The increase in production in both periods was due primarily to the fiscal first quarter acquisition of properties from Magnum Hunter and the fiscal third quarter acquisition of additional interests in the Corpus Christi West Field from Royal Production Company, as well as the continued success of the Company's drilling program.

Other

Corporate expenses increased $2.4 million in the third quarter versus the same period last year due to the $3.4 million impact of a higher Peoples Energy stock price on equity compensation expenses relating to stock appreciation rights. Despite this item, on a fiscal year-to-date basis corporate expenses decreased $3.3 million compared to a year-ago primarily due to lower compensation expenses and a continued focus on reducing corporate costs. Other income, net of other expense, declined by $0.6 million in the third quarter and $4.9 million on a year-to-date basis compared to the same periods last year. A reduction in interest income along with a gain on the disposition of property in the prior year period contributed to the fiscal year-to-date decrease. Interest expense declined $1.6 million in the third quarter and $6.2 million on a year-to-date basis due to lower interest rates and reduced average borrowings outstanding. The expiration of Section 29 tax credits, effective December 31, 2002 adversely affected current quarter and year-to-date net income by $1.0 million and $2.4 million, respectively.

Financial

At June 30, 2003, total debt to total debt plus equity was 51%, compared to 54% at the end of last year's third quarter. For the twelve months ended June 30, 2003, the ratio of funds from operations to interest coverage was 5.6x compared with 4.1x for the period ending June 30, 2002.

Earnings Conference Call

Peoples Energy will hold a conference call to discuss third quarter of fiscal 2003 results on Friday, July 25, 2003, at 9:00 a.m. Central (10:00 a.m. Eastern). To listen to the webcast both live and in replay visit the "Investors" section of the Peoples Energy website at www.PeoplesEnergy.com and select the Live Webcast icon on the Corporate Overview page. A replay of the call can also be accessed by dialing 1-800-642-1687, reference number 984608. The telephone replay will be available approximately two hours after completion of the call through July 30, 2003. The webcast replay will be available through August 1, 2003.

Peoples Energy, a member of the S&P 500, is a diversified energy company comprised of five primary business segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, and Oil and Gas Production. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as management's outlook for earnings for fiscal year 2003. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Illinois Commerce Commission concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of unusually high gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts and interest expense; adverse resolution of material litigation; business and competitive conditions resulting from deregulation and consolidation of the energy industry; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; the Company's success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time; operational factors affecting the Company's Gas Distribution, Power Generation and Oil and Gas Production segments; Aquila's financial ability to perform under its power sales tolling agreements with Elwood; drilling risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

# # # #

(Financial Tables Follow)

		Preliminary
PEOPLES ENERGY CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

Financial Data
	Three Months Ended June 30,
(In Thousands, except per-share amounts)	2003	2002

Total Revenues	$398,147	$347,149

Equity Investment Income (Loss)	$3,811	$2,330

Operating Income	$24,421	$11,587

Net Income	$8,013	$1,336

Earnings Per Share	$0.22	$0.04

Diluted Earnings Per Share	$0.22	$0.04

Basic Average Shares Outstanding	36,265	35,466

Dilutive Average Shares Outstanding	36,438	35,514

	Nine Months Ended June 30,
(In Thousands, except per-share amounts)	2003	2002

Total Revenues	$1,851,092	$1,247,532

Equity Investment Income (Loss)	$3,545	($1,756)

Operating Income	$199,268	$171,444

Net Income	$102,495	$87,351

Earnings Per Share	$2.86	$2.46

Diluted Earnings Per Share	$2.85	$2.46

Basic Average Shares Outstanding	35,867	35,452

Dilutive Average Shares Outstanding	36,000	35,499

Common Stock Data
	June 30,
	2003	2002
Annualized dividend rate	$2.12	$2.08
Dividend yield (per cent)	4.9%	5.7%
Book value per share	$23.91	$23.07
Market price	$42.89	$36.46
Market price as a per cent of book value	179%	158%

Peoples Energy Corporation			Preliminary

Summary of Selected Operating Data (Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Gas Distribution Deliveries (MDth)
Sales- Residential
- Heating	17,132	20,046	117,590	103,382
- Non-heating	621	772	2,766	2,909
- Commercial	2,990	3,194	19,445	15,995
- Industrial	503	779	3,878	3,378
Transportation	16,556	18,256	82,346	77,470
Total Gas Distribution Deliveries	37,802	43,047	226,025	203,134

Weather
Degree Days - actual	848	854	6,570	5,581
Per cent colder (warmer) than normal	9.6%	10.3%	4.2%	(11.5%)

Number of Gas Distribution Customers (average)
Sales- Residential
- Heating	747,791	755,612	741,973	749,090
- Non-heating	161,180	176,820	163,784	176,748
- Commercial	45,449	45,727	45,094	44,620
- Industrial	2,926	2,941	2,926	2,893
Transportation	25,938	19,987	26,756	20,907
Total Gas Distribution Customers	983,284	1,001,087	980,533	994,258

Retail Energy Gas and Electric Customers (at June 30)	18,175	11,397	18,175	11,397

Employees (at June 30)
Gas Distribution	1,860	1,938	1,860	1,938
Diversified Businesses	122	108	122	108
Corporate Support	431	439	431	439
Total Employees	2,413	2,485	2,413	2,485

Megawatt Capacity (at June 30)	805	675	805	675

Oil and Gas Production
Average daily production:
Gas (MMCFD)	64.4	43.0	62.5	45.9
Oil (MBD)	1.3	1.0	1.3	1.1
Gas equivalent (MMCFED)	72.2	49.3	70.1	52.7

Average index price:
Gas ($/MMBTU) - Henry Hub	$ 5.41	$ 3.38	$ 5.32	$ 2.72
Oil ($/BBL)	$ 28.91	$ 26.25	$ 30.31	$ 22.77

Average hedge price:
Gas ($/MMBTU)	$ 4.09	$ 3.08	$ 3.97	$ 3.19
Oil ($/BBL)	$ 21.25	$ 21.08	$ 20.68	$ 21.38

Percentage hedged:
Gas	78%	100%	78%	88%
Oil	55%	100%	60%	90%

Net realized price:
Gas ($/MCF)	$ 4.31	$ 3.18	$ 4.12	$ 3.08
Oil ($/BBL)	$ 22.72	$ 19.65	$ 22.53	$ 19.08
Equivalent ($/MCFE)	$ 4.26	$ 3.19	$ 4.08	$ 3.45

Peoples Energy Corporation			Preliminary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
(In Thousands, except per-share amounts)	2003	2002	2003	2002

Operating Revenues	$ 398,147	$ 347,149	$ 1,851,092	$1,247,532

Operating Expenses:
Cost of energy sold	238,092	199,244	1,165,829	662,374
Operation and maintenance	84,058	83,617	261,570	221,665
Depreciation, depletion and amortization	27,658	24,393	83,135	73,691
Taxes - Other than income taxes	27,729	30,638	144,835	116,602
Total Operating Expenses	377,537	337,892	1,655,369	1,074,332

Equity Investment Income (Loss)	3,811	2,330	3,545	(1,756)

Operating Income	24,421	11,587	199,268	171,444

Other Income, Net	661	1,289	1,751	6,675

Interest Expense	12,004	13,585	37,376	43,531

Earnings Before Income Taxes	13,078	(709)	163,643	134,588

Income Taxes	5,065	(2,045)	61,148	47,237

Net Income	$ 8,013	$ 1,336	$ 102,495	$ 87,351

Average Shares of Common Stock Outstanding
Basic	36,265	35,466	35,867	35,452
Diluted	36,438	35,514	36,000	35,499
Earnings Per Share of Common Stock
Basic	$ 0.22	$ 0.04	$ 2.86	$ 2.46
Diluted	$ 0.22	$ 0.04	$ 2.85	$ 2.46

Peoples Energy Corporation		Preliminary

Consolidated Balance Sheets (Unaudited)

	June 30,	June 30,
(In Thousands)	2003	2002

Assets
Capital Investments:
Property, plant and equipment, at original cost	$ 2,921,984	$ 2,772,453
Less - Accumulated depreciation, depletion
and amortization	1,103,946	1,007,943
Net property, plant and equipment	1,818,038	1,764,510
Investments in equity investees	137,216	96,075
Other investments	23,952	26,347

Total Capital Investments - Net	1,979,206	1,886,932

Customer Accounts Receivable - net of reserves	313,455	246,948
Other Current Assets	228,815	227,856
Other Assets	414,766	341,911

Total Assets	$ 2,936,242	$ 2,703,647

Capitalization and Liabilities
Common Stockholders' Equity:
Common stock	$ 343,430	$ 300,850
Treasury stock	(6,760)	(6,760)
Retained earnings	567,976	539,100
Accumulated other comprehensive income	(28,988)	(14,750)

Total Common Stockholders' Equity	875,658	818,440
Long-Term Debt	744,345	554,020

Total Capitalization	1,620,003	1,372,460

Current Liabilities
Current maturities of long-term debt	-	90,000
Short-term debt	152,000	302,000
Other	533,232	387,173
Total Current Liabilities	685,232	779,173

Deferred Credits and Other Liabilities	631,007	552,014

Total Capitalization and Liabilities	$ 2,936,242	$ 2,703,647

							Preliminary
Peoples Energy Corporation

Business Segments (Unaudited)
				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Three Months Ended June 30, 2003	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Revenues	$ 267,031	$ -	$ 58,859	$ 50,372	$ 27,988	$ 70	$ (6,173)	$ 398,147
Depreciation, depletion and amortization	16,905	32	106	(171)	10,759	4	23	27,658
Equity Investment Income (Loss)	-	2,900	-	-	722	189	-	3,811
Operating Income (Loss)	$ 19,121	$ 1,704	$ (800)	$ 792	$ 10,168	$ (79)	$ (6,485)	$ 24,421

				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Three Months Ended June 30, 2002	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Revenues	$ 236,447	$ -	$ 72,893	$ 32,173	$ 14,337	$ 12	$ (8,713)	$ 347,149
Depreciation, depletion and amortization	17,358	30	171	488	6,313	6	27	24,393
Equity Investment Income (Loss)	-	1,621	-	-	646	63	-	2,330
Operating Income (Loss)	$ 8,352	$ 156	$ 2,849	$ 403	$ 4,149	$(171)	$ (4,151)	$ 11,587

				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Nine Months Ended June 30, 2003	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Revenues	$ 1,359,823	$ -	$ 233,501	$ 211,935	$ 78,122	$ 141	$ (32,430)	$ 1,851,092
Depreciation, depletion and amortization	50,166	95	319	1,235	31,238	12	70	83,135
Equity Investment Income (Loss)	-	2,690	-	-	55	800	-	3,545
Operating Income (Loss)	$ 177,603	$ (740)	$ 9,827	$ 5,100	$ 23,839	$ 15	$ (16,376)	$ 199,268

				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Nine Months Ended June 30, 2002	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Revenues	$ 941,591	$ -	$ 130,139	$ 140,057	$ 49,656	$ 31	$ (13,942)	$ 1,247,532
Depreciation, depletion and amortization	51,385	89	578	1,308	20,230	24	77	73,691
Equity Investment Income (Loss)	-	(1,607)	1,297	-	(1,758)	312	-	(1,756)
Operating Income (Loss)	$ 171,944	$ (5,380)	$ 9,428	$ 1,672	$ 13,942	$(580)	$ (19,582)	$ 171,444